Exhibit 10.25

StubHub Holdings, Inc.

September 13, 2023

Jeffrey Blackburn

Re: Board of Directors of StubHub Holdings, Inc.

Dear Jeff:

You and StubHub Holdings, Inc. (the “Company”) are parties to an offer letter dated July 22, 2023 (the “Offer Letter”), which sets forth, among other things, the terms of your future service as a member of the Board of Directors (the “Board”) of the Company and as a member of the Audit Committee of the Board and your eligibility for certain equity awards in connection with your service to the Company. This letter (the “Agreement”) amends and restates the Offer Letter in its entirety and shall constitute the sole agreement in respect of your commencement of service as a member of the Board and as a member of the Audit Committee of the Board, upon and in connection with the initial public offering of the Company’s common stock, to serve at the discretion of the Board and the stockholders in accordance with the Company’s charter documents.

Board Responsibilities. As a member of the Board and Audit Committee, you will be expected to attend Board and Audit Committee meetings, frequently held in person, with the possibility of additional executive session meetings and special meetings from time to time. In addition to your attendance at Board and Audit Committee meetings, once you become a member of the Board and the Audit Committee of the Board, we expect to take advantage of your expertise by reaching out to you for advice and counsel between meetings. Of course, as a member of the Board, you will be expected to carry out your fiduciary responsibilities as a director, including but not limited to protecting Company proprietary information from unauthorized use or disclosure. If you would like to learn more about your fiduciary duties as a director, I would be happy to arrange a meeting for you with our outside counsel, Latham & Watkins LLP. While serving as a member of the Board, we expect that you will not serve as a director or consultant to companies that are primarily engaged in the business of providing ticketing services, including, without limitation, LiveNation/Ticketmaster (e.g., TicketExchange, etc.), Tickets Now, GetMeIn, Seatwave, Vivid Seats, SeatGeek, AXSN/Veritix, Spectra, Gametime, Primesport, RazorGator and Tix Tracks (Nliven). We also expect that you will work to mitigate any conflict that arises with your service as a director of or consultant to any other company.

Retainer. From the date you commence service on the Board in connection with the initial public offering of the Company’s common stock and continuing during the term of your service as a member of the Board, you shall receive an annual cash retainer equal to $50,000, of which $35,000 shall be allocated to your service as a Board member and $15,000 shall be allocated to your service as a member of the Audit Committee, such fees payable in equal quarterly installments in arrears.

Initial Restricted Stock Grant. As soon as administratively practicable following the date you and the Company enter into this Agreement, the Board will grant you an award (the “Initial Award”) of 659 shares of restricted common stock (“Restricted Stock”). The Restricted Stock will be subject to a risk of forfeiture that will lapse in full in the event the Company completes an initial public offering or direct listing of its common stock or closes a change in control transaction, in each case, prior to the twentieth anniversary of the issuance of the Restricted Stock (the “Liquidity Event Trigger”). In the event the Liquidity Event Trigger has not been satisfied as of the tenth anniversary of the issuance of the Restricted Stock, such Restricted Stock will thereupon be forfeited. The number of shares of Restricted Stock comprising the Initial Award was determined by dividing $120,000 by $182, the most recent fair market value of the Company’s common stock determined by the Board based on an independent third party valuation prepared in accordance with the safe harbor provided under Section 409A of the Internal Revenue Code. The Initial Award will be subject to the same terms as the Company’s 2022 Omnibus Incentive Award Plan, as may be amended from time to time (the “Plan”) and a restricted stock agreement to be entered into between you and the Company. The restricted stock agreement will include a form election under Section 83(b) of the Internal Revenue Code of 1986, as amended, that, if submitted to the Internal Revenue Service within 30 days of the issuance of your Restricted Stock, will cause you to immediately recognize the value of the Restricted Stock as income and begin your capital gains/loss holding period. You are urged to consult with your professional tax advisor prior to making or determining not to make such 83(b) election. The grant of the Initial Award and its terms are subject in all respects to the approval of the Board.

Additional Restricted Stock Grants. On or prior to the date the Company completes the initial public offering of its common stock, the Board will grant you an additional award (the “Additional Award”) comprised or in respect of 1,116 shares of Company common stock. The form of the award will be determined in consultation with you but is expected to be Restricted Stock with the same Liquidity Event Trigger described above for the Initial Award or, if on the date of the initial public offering of the Company’s common stock and you commence service on the Board, fully-vested restricted stock units (“RSUs”). The Additional Award will be subject to the terms of, or the same terms as, the Plan and a restricted stock agreement or restricted stock unit agreement to be entered into between you and the Company. The grant of the Additional Award and its terms are subject in all respects to the approval of the Board.

Annual RSU Grant. Subject to compliance with applicable state and federal securities laws, commencing no earlier than July 15, 2024, each year while you continue to serve on the Board, the Board will grant you an additional award (each, an “Annual Award”) of RSUs, each of which constitutes the right to receive a Share or the cash value thereof upon vesting. The first Annual Award will be made on the later of (a) July 15, 2024 and (b) the date of your appointment to the Board and the Audit Committee. Each Annual Award will have a grant date fair value equal to $250,000, as determined in accordance with the Company’s standard policies, and will be subject to the terms of the Plan (or any successor plan) and a restricted stock unit agreement to be entered into between you and the Company. Subject, in each case, to your continued service to the Company, each Annual Award will vest with respect to twenty-five percent (25%) of the total number of RSUs subject to the Annual Award on the first anniversary of the applicable date of grant and as to one-forty-eighth (l/48th) of the total number of RSUs subject to the Annual Award on each monthly anniversary thereafter, so that all of the RSUs subject to the Annual Award shall be vested on the fourth anniversary of the applicable date of grant, in each case, subject to your continuous service on the Board through the applicable vesting date. The grant of each Annual Award and its terms are subject in all respects to the approval of the Board.

Non-Employee Director Compensation Program. Notwithstanding anything herein to the contrary, in the event the Company adopts a non-employee director compensation program that is generally applicable to its non-employee directors and is no less favorable in the aggregate than the compensation set forth in this letter, your compensation for service on the Board and its committees will be as set forth in such program.

Business Expense Reimbursements. You will be authorized to incur on behalf and for the benefit of, and will be reimbursed by, the Company for reasonable documented expenses related to your service on the Board, provided such expenses are in accordance with Company policies.

At-Will Relationship. You are free to end your relationship as a member of the Board at any time and for any reason. In addition, your right to serve as a member of the Board is subject to the provisions of the Company’s bylaws.

Entire Agreement. The terms in this Agreement supersede the Offer Letter and any other agreements, promises, warranties, or representations made to you by anyone, whether oral or written, and comprise the final, complete and exclusive agreement between you and the Company regarding your service on the Board.

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Assuming that you find the foregoing acceptable, we look forward to welcoming you to the Board and your participation as a director. Please contact the undersigned if you have any questions or comments regarding the terms described above.

Sincerely,

StubHub Holdings, Inc.

/s/ Mark A. Streams, Esq.
Name: Mark A. Streams, Esq.
General Counsel

Accepted and Agreed:

/s/ Jeffrey Blackburn
Jeffrey Blackburn

/s/ 9/13/2023
Date:

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